Filed pursuant to Rule 433

Dated October 31, 2017

Registration No. 333-211791

Free Writing Prospectus

(To Preliminary Prospectus Supplement dated October 31, 2017 and Prospectus dated June 2, 2016)

$2,250,000,000 2.907% Senior Callable Fixed to Floating Rate Notes due 2023

Pricing Term Sheet

Issuer:	Lloyds Banking Group plc (“LBG”)
Expected Ratings*:	A3 / BBB+ / A+ (Moody’s (Stable), S&P (Negative), Fitch (Stable))
Status:	Senior, Unsecured
Format:	SEC Registered Global Notes – Fixed to Floating Rate
Principal Amount:	$2,250,000,000
Pricing Date:	October 31, 2017
Expected Settlement / Issue Date:	November 7, 2017 (T+5)
Maturity Date:	November 7, 2023 (6 years)
Fixed Rate Coupon:	2.907%, during the Fixed Rate Period (as defined below)
Interest Payment Frequency:	Semi-annually during the Fixed Rate Period; quarterly during the Floating Rate Period
Interest Payment Dates:

From (and including) the Issue date to (but excluding) November 7, 2022 (the “Fixed Rate Period”), interest on the Senior Notes will be payable semi-annually in arrears on May 7 and November 7 of each year, beginning on May 7, 2018.

From (and including) November 7, 2022 to (but excluding) November 7, 2023 (the “Floating Rate Period”), interest on the Senior Notes will be payable quarterly in arrears on February 7, May 7, August 7 and November 7 beginning on February 7, 2023.

Benchmark Treasury:	2% due October 31, 2022
Benchmark Treasury Price / Yield:	99.31 / 2.007%
Spread to Benchmark Treasury:	UST + 90 bps
Fixed Rate Re-Offer Yield:	2.907%

Floating Rate Period Coupon:	Three-month U.S. Dollar LIBOR + 81 basis points, during the Floating Rate Period (as defined above)
Floating Rate Period Benchmark:	Three-month U.S. Dollar LIBOR
Re-Offer Price:	100%
Underwriting Commission:	0.25%
All-In Price:	99.75%
Net Proceeds to Issuer:	$2,244,375,000
Optional Redemption:	The Issuer may redeem the Senior Notes in whole (but not in part) in its sole discretion on November 7, 2022. The redemption price will be equal to 100% of their principal amount plus any accrued and unpaid interest to (but excluding) the date of redemption.
Loss Absorption Disqualification Event Redemption:

The Issuer may, but subject to, if and to the extent then required by the Relevant Regulator (as defined in the relevant prospectus supplement for the Senior Notes) or the Loss Absorption Regulations (as defined in the relevant prospectus supplement for the Senior Notes), its giving notice to the Relevant Regulator and the Relevant Regulator granting it permission, redeem all but not some only of the Senior Notes outstanding at any time at 100% of their principal amount plus interest if, immediately prior to the giving of the notice referred to above, it satisfies the Trustee that a Loss Absorption Disqualification Event (as defined in the relevant prospectus supplement for the Senior Notes) has occurred (as further described under “Description of the Senior Notes — Loss Absorption Disqualification Event Redemption” in the relevant prospectus supplement for the Senior Notes).

Agreement with Respect to the Exercise of the U.K. Bail-in Power:

Notwithstanding any other agreements, arrangements, or understandings between us and any holder or beneficial owner of the Senior Notes, the holders and beneficial owners of the Senior Notes will be required to agree that by purchasing or acquiring the Senior Notes, they acknowledge, accept, agree to be bound by and consent to the exercise of any U.K. bail-in power (as defined below) by the relevant U.K. resolution authority that may result in (i) the reduction or cancellation of all, or a portion, of the principal amount of, or interest on, the Callable Fixed to Floating Rate Senior Notes; (ii) the conversion of all, or a portion, of the principal amount of, or interest on, the Senior Notes into shares or other securities or other obligations of LBG or another person; and/or (iii) the amendment or alteration of the maturity of the Senior Notes, or amendment of the amount of interest due on the Senior Notes, or the dates on which interest becomes payable, including by suspending payment for a temporary period; which U.K. bail-in power may be exercised by means of variation of the terms of the Senior Notes solely to give effect to the exercise by the relevant U.K. resolution authority of such U.K. bail-in power. Each holder and beneficial owner of the Senior Notes will further be required to acknowledge and agree that the rights of the holders and/or beneficial owners under the Senior Notes are subject to, and will be varied, if necessary, solely to give effect to, the exercise of any U.K. bail-in power by the relevant U.K. resolution authority.

For these purposes, a “U.K. bail-in power” is any write-down, conversion, transfer, modification or suspension power existing from time to time under any laws, regulations, rules or requirements relating to the resolution of banks, banking group companies, credit institutions and/or investment firms incorporated in the United Kingdom in effect and applicable in the United Kingdom to LBG or its affiliates, including but not limited to any such laws, regulations, rules or requirements which are implemented, adopted or enacted within the context of a European Union directive or regulation of the European Parliament and of the Council establishing a framework for the recovery and resolution of credit institutions and investment firms and/or within the context of a U.K. resolution regime under the Banking Act as the same has been or may be amended from time to time (whether pursuant to the U.K. Financial Services (Banking Reform) Act 2013 (the “Banking Reform Act 2013”), secondary legislation or otherwise), pursuant to which any obligations of a bank, banking group company, credit institution or investment firm or any of its affiliates can be reduced, cancelled, modified, transferred and/or converted into shares or other securities or obligations of the obligor or any other person (or suspended for a temporary period) or pursuant to which any right in a contract governing such obligations may be deemed to have been exercised. A reference to the “relevant U.K. resolution authority” is to any authority with the ability to exercise a U.K. bail-in power.
Events of Default; Default; Limitation of Remedies:

Events of Default

An “Event of Default” with respect to the Senior Notes shall result if:

•     a court of competent jurisdiction makes an order which is not successfully appealed within 30 days; or

•     an effective shareholders’ resolution is validly adopted,

for the winding-up of LBG, other than under or in connection with a scheme of amalgamation or reconstruction not involving a bankruptcy or insolvency.

If an Event of Default occurs, the Trustee or the holder or holders of at least 25% in aggregate principal amount of the outstanding Senior Notes of the relevant series may declare to be due and payable immediately in accordance with the terms of the Indenture the principal amount of, and any accrued but unpaid interest, and any Additional Amounts (as defined in the Indenture), on the Senior Notes of that series.

Defaults

A “Default” with respect to the Senior Notes shall result if:

•     any installment of interest in respect of the Senior Notes of the relevant series is not paid on or before its Interest Payment Date and such failure continues for 14 days; or

•     all or any part of the principal of the Senior Notes of the relevant series is not paid when it otherwise becomes due and payable, whether upon redemption or otherwise, and such failure continues for seven days.

If a Default occurs, the Trustee may commence a proceeding for the winding-up of LBG, provided that the Trustee may not declare the principal amount of, or any other amount in respect of, any outstanding Senior Notes to be due and payable (except in a winding-up of LBG, as provided above under “Events of Default”).

Notwithstanding any contrary provisions, nothing shall impair the right of a holder, absent the holder’s consent, to sue for any payments due but unpaid with respect to the Senior Notes.

Discontinuance of LIBOR:	If no published LIBOR is available and banks are unable or unwilling to provide quotations for the calculation of LIBOR, then the applicable interest rate for the applicable floating rate interest period will be the rate of interest applicable during the preceding interest period.
Governing Law:	The Senior Notes and the Indenture will be governed by the laws of the State of New York.
Day Count Convention:	30/360 (following, unadjusted) during the Fixed Rate Period; actual/360 (modified following, adjusted) during the Floating Rate Period.
Interest Reset Dates:	February 7, May 7, August 7 and November 7, beginning on November 7, 2022.
Denominations:	$200,000 and integral multiples of $1,000 in excess thereof
Business Days:	Means any day, other than Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in the City of New York or in the City of London.
Expected Listing:	New York Stock Exchange
Joint Book-Running Managers:	Goldman Sachs & Co. LLC., J.P. Morgan Securities LLC, Lloyds Securities Inc., Morgan Stanley & Co. LLC and Nomura Securities International, Inc.
Co-Manager:	National Bank of Canada Financial Inc.
ISIN:	US539439AP41
CUSIP:	539439 AP4

* Note: A securities rating is not a recommendation to buy, sell or hold securities.  Ratings may be subject to revision or withdrawal at any time, and each rating should be evaluated independently of any other rating.

Lloyds Banking Group plc has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents Lloyds Banking Group plc has filed with the SEC for more complete information about Lloyds Banking Group plc and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, Lloyds Banking Group plc and any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Goldman Sachs & Co. LLC. toll-free at (866) 471-2526, J.P. Morgan Securities LLC collect at 212-834-4533, Lloyds Securities Inc. collect at (212) 930-5000, Morgan Stanley & Co. LLC collect at (866) 718-1649, or Nomura Securities International, Inc. at 1 (800) 638-2268.

Any legends, disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of this communication having been sent via Bloomberg or another email system.

$1,750,000,000 3.574% Senior Callable Fixed to Floating Rate Notes due 2028

Pricing Term Sheet

Issuer:	Lloyds Banking Group plc (“LBG”)
Expected Ratings*:	A3 / BBB+ / A+ (Moody’s (Stable), S&P (Negative), Fitch (Stable))
Status:	Senior, Unsecured
Format:	SEC Registered Global Notes – Fixed to Floating Rate
Principal Amount:	$1,750,000,000
Pricing Date:	October 31, 2017
Expected Settlement / Issue Date:	November 7, 2017 (T+5)
Maturity Date:	November 7, 2028 (11 years)
Fixed Rate Coupon:	3.574%, during the Fixed Rate Period (as defined below)
Interest Payment Frequency:	Semi-annually during the Fixed Rate Period; quarterly during the Floating Rate Period
Interest Payment Dates:

From (and including) the Issue date to (but excluding) November 7, 2027 (the “Fixed Rate Period”), interest on the Senior Notes will be payable semi-annually in arrears on May 7 and November 7 of each year, beginning on May 7, 2018.

From (and including) November 7, 2027 to (but excluding) November 7, 2028 (the “Floating Rate Period”), interest on the Senior Notes will be payable quarterly in arrears on February 7, May 7, August 7 and November 7, beginning on February 7, 2028.

Benchmark Treasury:	2.25% due August 15, 2027
Benchmark Treasury Price / Yield:	98.29+ / 2.374%
Spread to Benchmark Treasury:	UST + 120 bps
Fixed Rate Re-Offer Yield:	3.574%
Floating Rate Period Coupon:	Three-month U.S. Dollar LIBOR + 120.5 basis points, during the Floating Rate Period (as defined above)
Floating Rate Period Benchmark:	Three-month U.S. Dollar LIBOR
Re-Offer Price:	100%
Underwriting Commission:	0.35%

All-In Price:	99.65%
Net Proceeds to Issuer:	$1,743,875,000
Optional Redemption:	The Issuer may redeem the Senior Notes in whole (but not in part) in its sole discretion on November 7, 2027. The redemption price will be equal to 100% of their principal amount plus any accrued and unpaid interest to (but excluding) the date of redemption.
Loss Absorption Disqualification Event Redemption:

The Issuer may, but subject to, if and to the extent then required by the Relevant Regulator (as defined in the relevant prospectus supplement for the Senior Notes) or the Loss Absorption Regulations (as defined in the relevant prospectus supplement for the Senior Notes), its giving notice to the Relevant Regulator and the Relevant Regulator granting it permission, redeem all but not some only of the Senior Notes outstanding at any time at 100% of their principal amount plus interest if, immediately prior to the giving of the notice referred to above, it satisfies the Trustee that a Loss Absorption Disqualification Event (as defined in the relevant prospectus supplement for the Senior Notes) has occurred (as further described under “Description of the Senior Notes — Loss Absorption Disqualification Event Redemption” in the relevant prospectus supplement for the Senior Notes).

Agreement with Respect to the Exercise of the U.K. Bail-in Power:

Notwithstanding any other agreements, arrangements, or understandings between us and any holder or beneficial owner of the Senior Notes, the holders and beneficial owners of the Senior Notes will be required to agree that by purchasing or acquiring the Senior Notes, they acknowledge, accept, agree to be bound by and consent to the exercise of any U.K. bail-in power (as defined below) by the relevant U.K. resolution authority that may result in (i) the reduction or cancellation of all, or a portion, of the principal amount of, or interest on, the Callable Fixed to Floating Rate Senior Notes; (ii) the conversion of all, or a portion, of the principal amount of, or interest on, the Senior Notes into shares or other securities or other obligations of LBG or another person; and/or (iii) the amendment or alteration of the maturity of the Senior Notes, or amendment of the amount of interest due on the Senior Notes, or the dates on which interest becomes payable, including by suspending payment for a temporary period; which U.K. bail-in power may be exercised by means of variation of the terms of the Senior Notes solely to give effect to the exercise by the relevant U.K. resolution authority of such U.K. bail-in power. Each holder and beneficial owner of the Senior Notes will further be required to acknowledge and agree that the rights of the holders and/or beneficial owners under the Senior Notes are subject to, and will be varied, if necessary, solely to give effect to, the exercise of any U.K. bail-in power by the relevant U.K. resolution authority.

For these purposes, a “U.K. bail-in power” is any write-down, conversion, transfer, modification or suspension power existing from time to time under any laws, regulations, rules or requirements relating to the resolution of banks, banking group companies, credit institutions and/or investment firms incorporated in the United Kingdom in effect and applicable in the United Kingdom to LBG or its affiliates, including but not limited to any such laws, regulations, rules or requirements which are implemented, adopted or enacted within the context of a European Union directive or regulation of the European Parliament and of the Council establishing a framework for the recovery and resolution of credit institutions and investment firms and/or within the context of a U.K. resolution regime under the Banking Act as the same has been or may be amended from time to time (whether pursuant to the U.K. Financial Services (Banking Reform) Act 2013 (the “Banking Reform Act 2013”), secondary legislation or otherwise), pursuant to which any obligations of a bank, banking group company, credit institution or investment firm or any of its affiliates can be reduced, cancelled, modified, transferred and/or converted into shares or other securities or obligations of the obligor or any other person (or suspended for a temporary period) or pursuant to which any right in a contract governing such obligations may be deemed to have been exercised. A reference to the “relevant U.K. resolution authority” is to any authority with the ability to exercise a U.K. bail-in power.
Events of Default; Default; Limitation of Remedies:

Events of Default

An “Event of Default” with respect to the Senior Notes shall result if:

•     a court of competent jurisdiction makes an order which is not successfully appealed within 30 days; or

•     an effective shareholders’ resolution is validly adopted,

for the winding-up of LBG, other than under or in connection with a scheme of amalgamation or reconstruction not involving a bankruptcy or insolvency.

If an Event of Default occurs, the Trustee or the holder or holders of at least 25% in aggregate principal amount of the outstanding Senior Notes of the relevant series may declare to be due and payable immediately in accordance with the terms of the Indenture the principal amount of, and any accrued but unpaid interest, and any Additional Amounts (as defined in the Indenture), on the Senior Notes of that series.

Defaults

A “Default” with respect to the Senior Notes shall result if:

•     any installment of interest in respect of the Senior Notes of the relevant series is not paid on or before its Interest Payment Date and such failure continues for 14 days; or

•     all or any part of the principal of the Senior Notes of the relevant series is not paid when it otherwise becomes due and payable, whether upon redemption or otherwise, and such failure continues for seven days.

If a Default occurs, the Trustee may commence a proceeding for the winding-up of LBG, provided that the Trustee may not declare the principal amount of, or any other amount in respect of, any outstanding Senior Notes to be due and payable (except in a winding-up of LBG, as provided above under “Events of Default”).

Notwithstanding any contrary provisions, nothing shall impair the right of a holder, absent the holder’s consent, to sue for any payments due but unpaid with respect to the Senior Notes.
Discontinuance of LIBOR:	If no published LIBOR is available and banks are unable or unwilling to provide quotations for the calculation of LIBOR, then the applicable interest rate for the applicable floating rate interest period will be the rate of interest applicable during the preceding interest period.
Governing Law:	The Senior Notes and the Indenture will be governed by the laws of the State of New York.
Day Count Convention:	30/360 (following, unadjusted) during the Fixed Rate Period; actual/360 (modified following, adjusted) during the Floating Rate Period.
Interest Reset Dates:	February 7, May 7, August 7 and November 7, beginning on November 7, 2027.
Denominations:	$200,000 and integral multiples of $1,000 in excess thereof
Business Days:	Means any day, other than Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in the City of New York or in the City of London.
Expected Listing:	New York Stock Exchange
Joint Book-Running Managers:	Goldman Sachs & Co. LLC., J.P. Morgan Securities LLC, Lloyds Securities Inc., Morgan Stanley & Co. LLC and Nomura Securities International, Inc.
Co-Manager:	National Bank of Canada Financial Inc.
ISIN:	US539439AQ24
CUSIP:	539439 AQ2

* Note: A securities rating is not a recommendation to buy, sell or hold securities.  Ratings may be subject to revision or withdrawal at any time, and each rating should be evaluated independently of any other rating.

Lloyds Banking Group plc has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents Lloyds Banking Group plc has filed with the SEC for more complete information about Lloyds Banking Group plc and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, Lloyds Banking Group plc and any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Goldman Sachs & Co. LLC. toll-free at (866) 471-2526, J.P. Morgan Securities LLC collect at 212-834-4533, Lloyds Securities Inc. collect at (212) 930-5000, Morgan Stanley & Co. LLC collect at (866) 718-1649, or Nomura Securities International, Inc. at 1 (800) 638-2268.

Any legends, disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of this communication having been sent via Bloomberg or another email system.